Exhibit 10.1

Dated 6 July 2005

The legal entities and the individuals set out in Part 1 of Schedule 1

and

Millipore International Holding Company B.V.

SHARE PURCHASE AGREEMENT

relating to the sale and purchase of shares in

NovAseptic AB (publ)

Linklaters Advokatbyrå

Regeringsgatan 67

Box 7833

SE-103 98 Stockholm

Telephone (46-8) 665 66 00

Facsimile (46-8) 667 68 83

1	Definitions	1

2	Sale and Purchase of the Shares	3

3	Purchase Price	3

4	Conditions	5

5	Pre-Closing	6

6	Closing	7

7	Post-Closing Obligations	7

8	Warranties	8

9	Sellers’ Liability and Purchaser’s Remedies under this Agreement	14

10	Limitation of Liability	15

11	Third Party Claims	17

12	Confidentiality	18

13	Other Provisions	18

i

This Share Purchase Agreement (the “Agreement”) is made on 6 July 2005 between:

(1)	The legal entities and the individuals set out in Part 1 of Schedule 1 (the “Sellers”); and

(2)	Millipore International Holding Company B.V., Paasheuvelweg 3, 1105 CE Amsterdam-Zuidoost, the Netherlands, (the “Purchaser”).

Background

(A)	NovAseptic AB (publ) is a public limited liability company incorporated under the laws of Sweden, corporate registration no. 556460-0830, (the “Company”). The Company develops, markets, sells and maintains key components to the pharmaceutical and biotechnological industries.

(B)	At the date of this Agreement, the Sellers own approximately 90.12 per cent. of the shares in the Company on a fully diluted basis (the “Shares”) as set out in Part 1 of Schedule 1. For the purpose of this Agreement the remaining shareholders in the Company are referred to as the “Minority Shareholders”. The Minority Shareholders own, in aggregate, approximately 9.88 per cent. of the shares in the Company on a fully diluted basis (the “Minority Shares”). Following Closing (as defined below), the Purchaser will be able to acquire the Minority Shares by way of compulsory acquisition in accordance with the Swedish Companies Act (1975:1385).

(C)	The Sellers have agreed to sell the Shares and the Purchaser has agreed to purchase the Shares on and subject to the terms of this Agreement.

1	Definitions

The following terms, used in this Agreement, have the following meanings:

“Audited Accounts” means the audited accounts of the Company and the audited consolidated group accounts of the Company for the financial period ended on the Balance Sheet Date;

“Balance Sheet Date” means 30 April 2005;

“Business Day” means a day on which banks are open for business in Stockholm (excluding Saturdays, Sundays and public holidays);

“Business IP” means all Intellectual Property which is owned or licensed by a Group Company;

“Closing” means the completion of the sale and purchase of the Shares pursuant to Clause 6;

“Closing Balance Sheet” has the meaning given to it in Clause 3.1.2;

“Closing Date” means the date on which Closing takes place;

“Confidential Information” means any information, including, without limitation, financial information, trade secrets, client lists and other proprietary business information, regarding the Group Companies or any of the Sellers or their affiliated companies;

“Data Room” means the data room containing documents and information relating to the Group made available by the Sellers at Linklaters Advokatbyrå AB, Regeringsgatan 67;

“Disclosure Schedule” means the document enclosed hereto as Schedule 2;

“Draft Minority Sellers’ Agreement” means the document set out in Schedule 3;

“Encumbrance” means any claim, charge, pledge, mortgage, lien, option, equity, retention of title, right of pre-emption, right of first refusal or third party rights or security interest of any kind;

“Group” or “Group Companies” means the Company and the Subsidiaries and “Group Company” means any of them;

“Intellectual Property” means trade marks, trade names, domain names, logos, patents, inventions, registered and unregistered design rights, copyrights, database rights and all other intellectual or industrial proprietary rights;

“Key Employees” means the individuals set out in Schedule 4;

“Management Sellers” means Sten Johansson, Håkan Samuelsson, Nils Årthun, Bruno François and Johan Westman and “Management Seller” means any of them;

“Net Working Capital” means all current assets (total assets less total fixed assets less cash and cash equivalents), including but not limited to accounts receivable, inventories, and prepaid expenses, on a consolidated basis, less current non-interest bearing liabilities, including but not limited to accounts payable, accrued expenses and tax payable, on a consolidated basis;

“Pension Schemes” has the meaning given to it in Clause 8.10.4;

“Properties” means the freehold (Sw. fastighet) and leasehold (Sw. tomträtt) properties, leased by any Group Company and “Property” means any of them;

“Purchase Price” has the meaning given to it in Clause 3.1;

“Purchaser’s Group” means any entity directly or indirectly controlling or controlled by or under common control with the Purchaser, by means of a majority of shares or otherwise;

“Reference Cash” means SEK 23,647,000 (which corresponds to cash and cash equivalents in the Audited Accounts);

“Reference Net Working Capital” means SEK 40,848,000 (which corresponds to the Net Working Capital in the Audited Accounts);

“Relevant Competition Authorities” means the competition authorities listed in Schedule 5;

“Relief” means any relief, loss or losses carried forward, allowance, exemption, set-off, deduction or credit in computing or against profits or Tax;

“Restricted Activity” means any business which is now carried on by the Group Companies;

“Restricted Employee” means any Key Employee;

“SCC Institute” has the meaning given to it in Clause 13.8.1;

“Sellers’ Warranties” means the warranties given by the Sellers pursuant to Clauses 8.3- 8.16 and “Sellers’ Warranty” means any one of them;

“Subsidiaries” means the subsidiaries, details of which are set out in Part 2 of Schedule 1 and “Subsidiary” means any one of them;

“Surviving Clauses” means Clauses 1, 12 and 13;

“Tax” or “Taxes” means income taxes, whether determined by reference to income, profits, gains, and all other taxes, including but not limited to, transfer taxes, value added taxes, selective purchase taxes, social security fees, administrative fees, duties, charges and withholding taxes, and all penalties, charges, costs and interest relating thereto;

“Tax Authority” means any taxing or other authority competent to impose any liability in respect of taxation or responsible for the administration and/or collection of taxation or enforcement of any law in relation to Taxes; and

“Warranties” means the warranties set out in Clause 8 and “Warranty” means any one of them.

2	Sale and Purchase of the Shares

2.1	On and subject to the terms of this Agreement, the Sellers agree to sell and the Purchaser agrees to purchase the Shares.

2.2	The Shares shall be sold together with all rights attaching to them as at Closing.

3	Purchase Price

3.1	Amount, etc.

3.1.1	The purchase price for the purchase of the Shares under this Agreement shall be SEK 648,830,000 (the “Purchase Price”) (which corresponds to SEK 104.65 per share), and any adjustment pursuant to Clause 3.1.4 (the “Adjustment Price”). The Purchase Price and the Adjustment Price shall be paid in accordance with Clause 3.2.

3.1.2	As soon as reasonably practicable, but not later than 30 calendar days after the Closing Date, the Purchaser shall deliver to the Sellers a consolidated balance sheet for the Group as per the Closing Date (the “Closing Balance Sheet”). The Closing Balance Sheet shall be prepared according to Swedish GAAP and the accounting policies, procedures and practises adopted in the Audited Accounts, applied on a consistent basis. In case the Sellers do not, within 30 calendar days after receipt of the Closing Balance Sheet, deliver a written statement setting forth in detail the items and or amounts on which the Sellers disagree with the Purchaser on the Closing Balance Sheet, the Sellers shall be deemed to have accepted the Closing Balance Sheet. The Sellers shall be given reasonable access to the books and personnel of the Company in order to verify the merits of the Closing Balance Sheet.

3.1.3	In the event that the Sellers object to the Closing Balance Sheet and the Purchaser does not agree with the Sellers’ objections, and such disagreement is not solved within 30 calendar days after the Purchaser’s receipt of the written statement from the Sellers, the matter shall upon written request by either party be referred to arbitration with an accounting arbitrator (which, for the purposes of this Agreement shall refer to an international accounting firm to be appointed by the parties) acting as sole arbitrator. Such accounting arbitrator shall present its decision to the parties in written form within 60 calendar days from its appointment. The decision of the accounting arbitrator shall be final and binding upon the parties and the parties shall equally share the costs for such arbitration.

3.1.4	If the cash and cash equivalents (such cash and cash equivalents to be reduced by any increase in cash resulting from subscription pursuant to the option rights referred to in Schedule 7) plus Net Working Capital set out in the Closing Balance Sheet, as established in accordance with Clause 3.1.2 or 3.1.3 above, whichever may be the case, is greater than the Reference Cash plus the Reference Net Working Capital set out in the balance sheet of the Audited Accounts, such exceeding amount shall be paid by the Purchaser to the Sellers in accordance with Clause 3.2 below. If the cash and cash equivalents (such cash and cash equivalents to be reduced by any increase in cash resulting from subscription pursuant to the option rights referred to in Schedule 7) plus Net Working Capital set out in the Closing Balance Sheet, as established in accordance with Clause 3.1.2 or 3.1.3 above, whichever may be the case, is less than the Reference Cash plus the Reference Net Working Capital set out in the balance sheet of the Audited Accounts, such deficit shall be paid by the Sellers to the Purchaser in accordance with Clause 3.2 below.

3.2	Method of Payment

3.2.1	All cash payments by the Purchaser to the Sellers under this Agreement shall be made to such bank account as the Sellers shall designate in writing not later than three Business Days prior to the Closing Date.

3.2.2	All cash payments by the Sellers to the Purchaser under this Agreement shall be made to such bank account as the Purchaser shall designate in writing not later than three Business Days prior to the Closing Date.

3.2.3	The Purchase Price shall be paid by the Purchaser at Closing pursuant to Clause 6.3 below.

3.2.4	Any Adjustment Price to be paid by the Purchaser or the Sellers, whichever may be the case, pursuant to Clause 3.1.4 above shall be made within ten Business Days after establishment of the Closing Balance Sheet.

3.3	Reduction of Purchase Price

Any payment made by the Sellers to the Purchaser in respect of any claim for breach of this Agreement shall be made by way of adjustment of the Purchase Price and the Purchase Price shall be deemed to have been reduced by the amount of such payment.

3.4	Purchase Price Allocation

The Sellers shall distribute the Purchase Price among the Sellers pro rata as set out in Part 1 of Schedule 1.

4	Conditions

4.1	Condition Precedent

The agreement to sell and purchase the Shares contained in Clause 2 is conditional upon (i) the Relevant Competition Authorities granting clearance of the proposed acquisition of the Shares, or being deemed to have granted such a clearance. Further, the obligation for the Purchaser to purchase the Shares is conditional upon (ii) no breach of any of the Warranties having occurred, the effects of which will have a material adverse effect on the Group as a whole and which cannot be remedied without unreasonable delay.

4.2	Responsibility for Satisfaction

4.2.1	The Purchaser shall be responsible for the preparation of notification to the competition authorities pursuant to Clause 4.1 (i) and for any costs and expenses incurred in relation to such notification. The Purchaser undertakes to submit such notification as soon as reasonably possible and in accordance with the time limits as applicable within the relevant jurisdictions. The parties shall promptly provide each other with any assistance, information and documentation reasonably required to prepare the notification. A party, which is notified by a competition authority that the condition in Clause 4.1 (i) may not be satisfied, or that satisfaction may be delayed, shall immediately notify the other party.

4.2.2	The Purchaser shall use all reasonable endeavours to ensure the satisfaction of the condition set out in Clause 4.1 (i).

4.2.3	Without prejudice to Clauses 4.2.1 and 4.2.2, the Sellers and the Purchaser agree that all requests and enquiries from any government, governmental, supranational or trade agency, court or other regulatory body shall be dealt with by the Sellers and the Purchaser in consultation with each other and the Sellers and the Purchaser shall promptly co-operate with and provide all necessary information and assistance reasonably required by such government, agency, court or body upon being requested to do so by the other.

4.2.4	Without prejudice to Clauses 4.2.1 to 4.2.3, if the Purchaser is notified that the condition in Clause 4.1 (i) may not be satisfied, or that satisfaction may be delayed, the Purchaser shall take all reasonable actions as required to ensure that the condition set out in Clause 4.1 (i) are fulfilled as soon as possible and in any event no later than the date set out in Clause 4.3, provided however that such actions would not materially impact the value for the Purchaser of the transaction contemplated by this Agreement.

4.3	Non-satisfaction/Waiver

4.3.1	If the condition in Clause 4.1 (i) is not satisfied on or before 5 September 2005, or such other date as the parties may agree, the Sellers may terminate this Agreement (other than the Surviving Clauses).

4.3.2	If the condition in Clause 4.1 (i) is not satisfied on or before 5 November 2005, the Purchaser may, provided that the Purchaser has taken all reasonable actions as required to ensure the satisfaction of condition (i) set out in Clause 4.1, terminate this Agreement (other than the Surviving Clauses).

4.3.3	If the Agreement is terminated in accordance with Clause 4.3.1 or 4.3.2, no party shall have any claim against the other under this Agreement, save for any claim arising from breach of any obligation contained in Clause 4.2.

5	Pre-Closing

5.1	The Sellers’ General Obligations Prior to Closing

Without prejudice to Clause 5.2, between the date of this Agreement and Closing the Sellers shall, and shall procure that the Group Companies shall, consult with the Purchaser in relation to all material matters concerning the running of the Group.

5.2	The Sellers’ Obligations in Relation to the Conduct of Business

Without prejudice to Clause 5.1, the Sellers shall between the date of this Agreement and Closing procure that each Group Company:

5.2.1	shall in all material respects carry on its business as a going concern in the ordinary course as carried on prior to the date of this Agreement;

5.2.2	without prejudice to the generality of Clause 5.2.1, shall not, without the prior written consent of the Purchaser, such consent not to be unreasonably withheld or delayed:

(i)	enter into any agreement or incur any commitment involving any capital expenditure in excess of SEK 1,250,000 per item and SEK 5,000,000 in aggregate, in each case exclusive of value added tax;

(ii)	enter into or amend any agreement or commitment which is not capable of being terminated without compensation at any time with twelve months’ notice or less or which is not in the ordinary course of business or which involves or may involve total annual expenditure in excess of SEK 1,250,000, exclusive of value added tax;

(iii)	acquire or dispose of, or agree to acquire or dispose of any material asset involving consideration, expenditure or liabilities in excess of SEK 1,000,000, exclusive of value added tax other than in the ordinary course of business;

(iv)	acquire or dispose of, or agree to acquire or dispose of, any share, shares or other interest in any company, partnership or other venture, other than as ordinary cash management;

(v)	incur any additional borrowings or incur any other indebtedness, in each case in excess of SEK 1,000,000 exclusive of value added tax;

(vi)	allot, issue, redeem or repurchase any shares, options, warrants, conversion or offer rights to purchase shares of any Group Company or any securities convertible into or exchangeable for such shares;

(vii)	declare, make or pay any dividend or other distribution to shareholders;

(viii)	make any change to the articles of association or other constitutional documents in the Company; or

(ix)	give notice of termination to any Key Employee or enter into employment agreement with any person on terms and conditions similar to the terms and conditions for a Key Employee.

5.3	Minority Shareholders

Between the date of this Agreement and the Closing Date, the Sellers shall actively assist the Purchaser in soliciting the sale of the Minority Shares from the Minority Shareholders to the Purchaser on the Closing Date. The Purchaser shall be obligated to purchase all Minority Shares offered for sale by the Minority Shareholders on terms and conditions which in substance correspond to those of the Draft Minority Sellers’ Agreement.

6	Closing

6.1	Date and Place

Closing shall take place at the offices of Linklaters Advokatbyrå AB at Regeringsgatan 67, 103 98 Stockholm, Sweden, at 9.00 a.m. (CET), on the fifth Business Day following fulfilment or waiver of the condition set out in Clause 4.1 (i), or at such other location, time or date as may be agreed between the Purchaser and the Sellers, provided however that, if the Purchaser claims that the condition stipulated in Clause 4.1 (ii) is not satisfied, and the Sellers declare that the effects of the breach can be remedied without unreasonable delay, then, if the Purchaser so demands, the Closing shall be postponed until the effects of the breach have been remedied.

6.2	Closing Events

6.2.1	On Closing the Sellers shall deliver or make available to the Purchaser:

(i)	evidence that the Sellers have given unconditional and irrevocable instructions to the relevant bank in order for the Shares to be transferred to the securities account of the Purchaser and for the Purchaser to be registered as shareholder in the share register kept by VPC AB (the Swedish central securities depository and clearing house); and

(ii)	written resignations and confirmations (in such form as the Purchaser may reasonably require) by each retiring director, except directors and deputy directors appointed by employees that none of them has any claim against any Group Company.

6.2.2	On Closing the Purchaser shall deliver or make available to the Sellers evidence of the due fulfilment of the condition set out in Clause 4.1 (i).

6.3	Payment on Closing

On Closing, the Purchaser shall pay the Purchase Price to the Sellers to the account specified by the Sellers in accordance with Clause 3.2.

7	Post-Closing Obligations

7.1	The Purchaser’s and Sellers’ Continuing Obligations

7.1.1

The Purchaser shall as soon as possible after Closing hold general meetings and cause board meetings to be held to appoint new directors of the board and to appoint company signatories in the Company and in the Subsidiaries. The

Purchaser shall cause to be prepared the minutes of said meetings as well as the necessary ancillary documentation, and shall procure that the documentation is submitted to the relevant companies’ registry.

7.1.2	Pending the date when the Purchaser is entitled to vote for the Shares, the Sellers shall exercise all voting and other rights in relation to such Shares in accordance with the Purchaser’s reasonable instructions.

7.1.3	The Purchaser shall, provided that the auditors do not recommend otherwise, discharge or procure the discharge of all directors of the board of the Company and the Subsidiaries in office prior to Closing from their personal liability for the period up to and including the Closing Date at the next annual general meetings in the Company and the Subsidiaries.

7.2	Non-compete

7.2.1	Each Management Seller undertakes with the Purchaser that he or she will not during a period of two years from the Closing Date:

(i)	carry on, be engaged in or be economically interested in any Restricted Activity;

(ii)	canvass or solicit as a customer any person, firm or company who has within two years prior to Closing been a regular customer of any Group Company (to the extent related to a Restricted Activity); or

(iii)	induce or seek to induce any Restricted Employee to become employed whether as employee, consultant or otherwise by any of the Sellers. The placing of an advertisement of a post available to a member of the public generally and the recruitment of a person through an employment agency shall not constitute a breach of this Clause 7.2.1.

7.2.2	The restrictions in Clause 7.2.1 shall not operate to prohibit Bruno François Holding from being engaged in and owning 30.0% of NovAseptic Italia S.r.l.

8	Warranties

8.1	The Sellers’ Warranties

8.1.1	The Sellers warrant to the Purchaser that the statements set out in Clause 8.3- 8.16 are in all material respects true and accurate as of the date of this Agreement and, save as explicitly stated below, as of the Closing Date. The Sellers further warrant to comply with Clause 5 above.

8.1.2	Any Sellers’ Warranty qualified by the expression “so far as the Sellers are aware” or any similar expression shall, unless otherwise stated, be deemed to refer to the knowledge of the persons whose names and addresses are set out in Schedule 6 who shall be deemed to have such knowledge as can reasonably be expected by a person in the respective position.

8.1.3	The Purchaser acknowledges that the Warranties do not release the Purchaser from the duty to carry out a customary due diligence review of the Group Companies.

8.2	The Sellers’ Disclosures

8.2.1	The Sellers’ Warranties are subject to any matter which is contained in this Agreement or in the Disclosure Schedule.

8.2.2	The Data Room has been collated by the Sellers in good faith and the Sellers have not knowingly included any matter which is untrue or knowingly omitted any matter the omission of which would make the contents of the Data Room materially misleading.

8.2.3	So far as the Sellers are aware, each document in the Data Room specified in the data room index is a true and complete copy of the original of such document.

8.2.4	The validation data provided by the Sellers on the request of the Purchaser have been collated by the Sellers in good faith and the Sellers have not knowingly included any matter which is untrue or knowingly omitted any matter the omission of which would make the validation data materially misleading.

8.3	Corporate Information

8.3.1	Each Group Company is duly incorporated and validly existing under the laws of its respective jurisdiction.

8.3.2	The Sellers are the sole owner of the Shares and have the right to exercise all voting and other rights over the Shares.

8.3.3	The shares in the Company and Subsidiaries listed in Part 2 of Schedule 1 comprise the whole of the issued share capital of the Company and the Subsidiaries and each are fully paid. All shares in the Subsidiaries are owned by the Company.

8.3.4	Except as set out in Schedule 7, no Group Company has issued or resolved to issue any financial instruments that entitles or may in the future entitle any person to receive or acquire any share capital or any other security giving rise to a right over, or an interest in, the capital of any Group Company.

8.3.5	There are no Encumbrances over the shares in any Group Company.

8.3.6	The particulars contained in Part 1 of Schedule 1 are true and accurate.

8.3.7	The current articles of association of the Group Companies are those which are attached as Exhibit A and no decision has been adopted to amend any such document.

8.3.8	The certificates of registration of the Group Companies attached as Exhibit A are true and accurate and up-to-date.

8.3.9	No Group Company is insolvent under the laws of the jurisdiction of its incorporation.

8.3.10	There are no proceedings in relation to any compromise or arrangement with creditors or any winding up, bankruptcy or other insolvency proceedings concerning any Group Company.

8.4	Accounts

8.4.1	The Audited Accounts have been prepared in accordance with applicable law and with the accounting principles generally accepted at the Balance Sheet Date in Sweden.

8.4.2	The Audited Accounts give in all material respects a true and fair view of the state of affairs (Sw. ställning) of the Company and the Group at the Balance Sheet Date and of the profits or losses for the period concerned.

8.5	Financial Obligations

Except as set out in Schedule 8, and other than in the ordinary course of business, there is no outstanding guarantee, indemnity, suretyship (Sw. borgen) or security given by any Group Company or for the benefit of any Group Company.

8.6	Assets

All material assets included in the Audited Accounts or acquired by any of the Group Companies since the Balance Sheet Date, other than any assets disposed of or realised in the ordinary course of business:

(i)	are owned by the Group Companies;

(ii)	are in the possession or under the control of the relevant Group Company; and

(iii)	none of such assets is the subject of an Encumbrance.

8.7	Properties

8.7.1	So far as the Sellers are aware, there is no subsisting breach and no non-observance of any covenant, condition or agreement contained in the lease under which a Group Company holds its interest in the Property, on the part of the relevant landlord or a Group Company which would materially adversely affect the business of the Group.

8.7.2	None of the Group Companies owns, or has owned, any Real Property.

8.8	Intellectual Property

8.8.1	All Business IP is (or, where appropriate in the case of pending applications, if and when granted, will be):

(i)	owned by a Group Company or lawfully used with the consent of the owner under a licence or otherwise used under the authority of the owner;

(ii)	valid and binding;

(iii)	so far as the Sellers are aware, not being infringed or attacked or opposed by any person; and

(iv)	no claims have been made and so far as the Sellers are aware no applications are pending, which if pursued or granted might be material to the truth and accuracy of any of the above.

8.8.2

So far as the Sellers are aware, the products (and the use thereof), the services and the business of the Group Companies at the date of this Agreement have not infringed any rights or interests of third parties in Intellectual Property. No claims of infringement of any such rights or interests have been made in any court or similar proceedings by any third party.

8.9	Agreements

8.9.1	All agreements material to the business of the Group to which any of the Group Companies is a party are listed in Schedule 9.

8.9.2	So far as the Sellers are aware, all material agreements referred to in Schedule 9 are valid and binding obligations of the parties thereto and the terms thereof have been complied with in all material respects with by the relevant Group Company and by any other party to such agreements.

8.9.3	So far as the Sellers are aware at the date of this Agreement, no notice of termination or of intention to terminate, has been received in respect of any material agreements referred to in Schedule 9.

8.9.4	No Group Company is a party to or subject to any material agreement, transaction, arrangement, understanding, obligation or liability which is not in the ordinary course of business as carried on prior to the date of this Agreement.

8.9.5	There are no existing agreements or arrangements material to the business of the Group between, on the one hand, any Group Company and, on the other hand, the Sellers other than on normal commercial terms in the ordinary course of business.

8.9.6	No Group Company is party to any agreement material to the business of the Group with any current or former director, officer, employee or agent of any such Group (whether directly or indirectly), other than on normal commercial terms in the ordinary course of business.

8.9.7	So far as the Sellers are aware at the date of this Agreement, no counterparty will terminate its agreement as a consequence of the transaction contemplated by this Agreement.

8.10	Employees and Employee Benefits

8.10.1	Since the Balance Sheet Date, no Group Company has made any material amendment to the terms and conditions of employment (including, without limitation, remuneration, pension entitlements and other benefits) of any Key Employee. The terms and conditions of the employment agreements for all other employees, are in all material respects consistent with market practice.

8.10.2	As at the date of this Agreement, no Key Employee has given or received notice terminating his or her employment, and there have been no proposals to terminate the employment of any Key Employee.

8.10.3	No liability which remains undischarged has been or may be incurred by any Group Company for breach of any agreement of employment with any employee or breach of an employment right, whether based on statutory law or collective agreement.

8.10.4	The arrangements listed in Schedule 10, are the only arrangements under which the Group Companies are or may become liable to make payments for providing retirement, death, disability or life assurance benefits (the “Pension Schemes”), except for arrangements to which any of the Group Companies contribute in compliance with any law.

8.10.5	There are no collective agreements affecting the employees of any Group Company.

8.11	Legal Compliance

8.11.1	All material licences, consents (including third party consents), authorisations, orders, warrants, confirmations, permissions, certificates, approvals, registrations and authorities used in or necessary for the business of the Group as carried on have been obtained, are in force and are being, and have been, complied with in all material respects.

8.11.2	Each Group Company is in all material respects conducting the business of the Group in compliance with applicable laws and regulations in each country in which the business of the Group is carried on.

8.11.3	No environmental permits are required for the business of the Group.

8.11.4	The Group Companies and their predecessors are, and have been, in compliance with all Environmental Laws, there has been no release or threatened release of any pollutant, petroleum or any fraction thereof, contaminant or toxic or hazardous material (including toxic mold), substance or waste (each a “Hazardous Substance”) on, upon, into or from any site currently or heretofore owned, leased or otherwise used by a Group Company or a predecessor, there have been no Hazardous Substances generated by a Group Company or a predecessor that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local superfund site list or any other similar list of hazardous or toxic waste sites published by any Governmental Authority in the United States, there are no underground storage tanks located on, no PCBs (polychlorinated biphenyls) or PCB-containing Equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act stored on, any site owned or operated by a Group Company or a predecessor, except for the storage of hazardous waste in compliance with Environmental Laws and the Sellers have made available to the Purchaser true, accurate and complete copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies, and environmental studies or assessments, in each case as amended and in effect. “Environmental Laws” means any Legal Requirement relating to (a) releases or threatened releases of Hazardous Substances, (b) pollution or protection of public health or the environment or worker safety or health or (c) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.

8.12	Litigation

8.12.1	No Group Company is involved whether as claimant or defendant or other party in any claim, legal action, proceeding, suit, litigation, prosecution, investigation, enquiry or arbitration which is material to the business of the Group if adversely determined.

8.12.2	So far as the Sellers are aware, no such claim, legal action, proceeding, suit, litigation, prosecution, mediation, investigation, enquiry or arbitration of material importance is pending or threatened by or against any Group Company.

8.13	Insurance

8.13.1	In respect of insurances:

(i)	all premiums have been duly paid to date; and

(ii)	all the policies are in full force and effect.

8.13.2	No insurance claim in excess of SEK 100,000 has been made during the two-year period prior to the date of this Agreement.

8.14	Tax

8.14.1	No Group Company is or will become liable for any Taxes pertaining to the period up to the Balance Sheet Date except as provided for in the Audited Accounts.

8.14.2	Each Group Company has fully and timely paid all Taxes that have become due and has properly and timely made all such withholdings and deductions relating to Tax as are required by law and has duly accounted for and delivered any such withholdings and deductions to the relevant authorities.

8.14.3	All information, notices, returns, declarations, registrations, claims for Reliefs and computations, which are or have been required to be made or given by each Group Company for any Tax purpose have been made or given within the required periods and on a proper basis and are up-to-date and in all material respects correct.

8.14.4	No Group Company is subject to any tax audit nor is, as far as the Sellers are aware, any tax audit threatening.

8.15	Important Business Issues Since the Balance Sheet Date

Between the Balance Sheet Date and the date of this Agreement:

8.15.1	the business of the Group has been carried on as a going concern in the ordinary course;

8.15.2	no material capital commitments have been entered into or proposed by any Group Company. For these purposes a material capital commitment is one involving capital expenditure in excess of SEK 1,250,000, exclusive of value added tax;

8.15.3	the business of the Group has not been materially and adversely affected by the loss of any important customer or source of supply. For these purposes, an important customer or source of supply in relation to the Group means one which in either of the two financial periods immediately preceding the Balance Sheet Date accounted for 5 per cent. or more (in the case of a customer) of the turnover of the Group or (in the case of a source of supply) of the goods, services or equipment supplied to the Group;

8.15.4	no Group Company has declared, made or paid any dividend or other distribution to its shareholders;

8.15.5	no Group Company has allotted, issued, redeemed or repurchased, or agreed to allot, issue, redeem or repurchase, any shares, options, warrants, conversion or offer rights to purchase shares of any Group Company or any securities convertible into or exchangeable for such shares; and

8.15.6	otherwise than in the ordinary course of business, no Group Company has incurred any additional borrowings or incurred any other indebtedness, in each case in excess of SEK 1,000,000 exclusive of value added tax.

8.16	Authority and Capacity of the Sellers

8.16.1	The Sellers have the legal right and full power and authority to enter into and perform their duties and obligations under this Agreement and any other documents to be executed by the Sellers pursuant to or in connection with this Agreement.

8.16.2	The execution and delivery of and the performance by the Sellers of their obligations under this Agreement and any other documents to be executed by the Sellers pursuant to or in connection with this Agreement will not:

(i)	result in any breach of any provision of the articles of association of the Sellers; or

(ii)	result in a breach of any order, judgment or decree of any court, governmental agency or regulatory body.

8.17	The Purchaser’s Warranties

8.17.1	The Purchaser has the legal right and full power and authority to enter into and perform its duties and obligations under this Agreement and any other documents to be executed by the Purchaser pursuant to or in connection with this Agreement.

8.17.2	The execution and delivery of and the performance by the Purchaser of its obligations under this Agreement and any other documents to be executed by the Purchaser pursuant to or in connection with this Agreement will not:

(i)	result in any breach of any provision of the articles of association of the Purchaser; or

(ii)	result in a breach of any order, judgment or decree of any court, governmental agency or regulatory body.

9	Sellers’ Liability and Purchaser’s Remedies under this Agreement

9.1	Liability

9.1.1	In the event of any breach by the Sellers of this Agreement, the Sellers shall, subject to the provisions of this Agreement, indemnify the Purchaser in accordance with the provisions of Clause 9.2 and 9.3.

9.1.2	The Sellers’ sole and exclusive liability in respect of the Shares or the Group Companies shall be under the Warranties, and the Sellers shall have no other liability in respect thereof based on any other representation or warranty, express or implied, or any other agreement, contract, statute, including under the Swedish Sale of Goods Act (Sw. Köplagen, (1990:931)), or pursuant to legal theory or on any other ground.

9.2	Remedies

9.2.1	The Purchaser’s sole and exclusive remedy under this Agreement shall be to claim for a reduction of the Purchase Price pursuant to Clause 9.2.2 and the Purchaser shall not be entitled to any other remedies, including, without limitation, damages, termination or rescission of contract. Furthermore, a claim for a reduction of the Purchase Price may only be made if the Sellers have failed to rectify the breach within 60 days of having received a notice pursuant to Clause 10.1.1.

9.2.2	A reduction of the Purchase Price for breach of any Sellers’ Warranty shall be for an amount corresponding to the Sellers’ pro rata share of the total number of shares in the Company on a fully diluted basis (i.e. 90.12 per cent.) of the cost or liability incurred by the Group Companies, or to the diminution in value of the assets of the Group Companies constituting the breach, together with an amount corresponding to the same pro rata share of reasonable costs, including without limitation reasonable legal fees, incurred by the Group Companies in connection with the breach.

9.2.3	For the avoidance of doubt, and without prejudice to the generality of Clause 9.2.1, the Sellers shall have no liability for any indirect loss suffered by the Purchaser, including, without limitation, loss of synergies or loss of other similar profits, revenues or advantages that the Purchaser or its affiliated parties expected to make or obtain, or losses relating to liabilities or costs incurred or profits or revenues lost, under the Purchaser’s existing contracts or under contracts that the Purchaser expects to, or will, enter into with third parties.

9.3	Proportionate and several liability etc.

The Sellers will only be liable to the Purchaser under this Agreement severally and in proportion to their respective shareholding (e.g. a Seller holding 10 per cent. of the Shares, i.e. shares corresponding to 0.10*0.9012 of all the shares in the Company on a fully diluted basis, will only be liable for 0.10 of the reduction of the Purchase Price pursuant to Clause 9.2.2). A Seller shall never be liable for any liability incurred due to another Seller’s fraud or gross negligence to the extent the liability relates to another Seller’s unencumbered title to the shares sold by such Seller or another Seller’s authority to enter into this Agreement.

10	Limitation of Liability

10.1	Time Limitation for Claims

10.1.1	The Sellers shall not be liable under this Agreement in respect of any claim unless a notice of the claim is given by the Purchaser to the Sellers specifying full information of the legal and factual basis of the claim and the evidence on which the Purchaser relies and, if possible, an estimate of the amount of losses which are, or are to be, the subject of the claim (including any losses which are contingent on the occurrence of any future event):

(i)	in the case of any claim under Clauses 8.3, 8.11.3, 8.11.4, 8.14 and 8.16 within 36 months following Closing; and

(ii)	in the case of any other claim, within 18 months following Closing.

10.1.2

If the Purchaser or a Group Company becomes aware, or should reasonably have become aware, of any matter or circumstance that may give rise to a claim against the Sellers under this Agreement, the Purchaser shall within 30 days give a notice in writing to the Sellers setting out such information as is available to the Purchaser as is reasonably necessary to enable the Sellers to assess the merits of the claim, to act to preserve evidence and to make such provision as the Sellers may consider necessary. Failure to give notice within such period shall not affect the rights of the Purchaser except to the extent that the Sellers are prejudiced by the failure.

10.1.3	The limitations in Clause 10.1.1 shall not apply to any claim under Clauses 8.3.2 and 8.16.

10.2	Minimum Claims

The Sellers shall not be liable under this Agreement in respect of:

10.2.1	any individual claim (or a series of claims arising from substantially identical facts or circumstances) where the liability agreed or determined in respect of any such claim or series of claims does not exceed SEK 100,000;

10.2.2	any claim, except claims relating to Warranties given in Clause 8.14 Tax, unless the aggregate amount of all claims for which the Sellers would otherwise be liable under this Agreement, except claims relating to Warranties given in Clause 8.14 Tax, exceeds SEK 12,000,000. Where the amount agreed or determined in respect of all claims referred to in this Clause 10.2.2 exceeds SEK 12,000,000, the liability of the Sellers shall equal the entire amount and not merely the excess; and

10.2.3	any claim relating to Warranties given in Clause 8.14 Tax, unless the aggregate amount of all claims relating to Warranties given in Clause 8.14 Tax, for which the Sellers would otherwise be liable, exceeds SEK 2,500,000. Where the amount agreed or determined in respect of all claims referred to in this Clause 10.2.3 exceeds SEK 2,500,000, the liability of the Sellers shall equal the entire amount and not merely the excess.

The limitations stipulated in Clauses 10.2.2 and 10.2.3 above shall operate independently of each other and no claim relating to Warranties given in Clause 8.14 Tax may be taken into account when determining whether the threshold stipulated in Clause 10.2.2 has been reached, and vice versa.

The limitations in this Clause 10.2 shall not apply to any claim under Clauses 8.3 and 8.16.

10.3	Maximum Liability

The aggregate liability of the Sellers in respect of all breaches of this Agreement shall not exceed 35 per cent. of the Purchase Price, except that such limitation shall not apply to any claim under Clauses 8.3 and 8.16. Claims made under this Agreement shall however in aggregate never exceed the Purchase Price.

10.4	Provisions

The Sellers shall not be liable under this Agreement in respect of any claim if allowance, provisions or reserve is made in the Audited Accounts for the matter giving rise to the claim.

10.5	Insurance

The Sellers shall not be liable under this Agreement in respect of any claim to the extent that the losses in respect of which such claim is made are covered by a policy of insurance or would have been covered if all policies of insurance maintained by the Group Companies at Closing had been maintained also beyond Closing.

10.6	Tax Benefit

If any loss or cost for which the Sellers is liable under this Agreement is a tax-deductible item, the recoverable loss or cost shall be reduced by an amount equivalent to the loss or cost multiplied by the corporate tax rate applicable in the relevant jurisdiction of the Purchaser or Group Company during the relevant fiscal year.

10.7	Purchaser’s Actual knowledge

The Sellers shall not be liable in respect of any claim to the extent that the relevant facts, matters or circumstances, giving rise to the claim were known by the Purchaser, which for the purpose of this Clause 10.7 shall mean all information:

10.7.1	known to Joshua Silverstone, Eric Rudolph, Dennis Annarelli, Dana Hubbard, Suraj Baloda, or Cliff Abrecht at the time of the execution of this Agreement; and

10.7.2	included in the reports from (a) Advokatfirman Vinge KB, (b) Ernst & Young, or (c) any of the persons listed in 10.7.1.

This Clause 10.7 shall not operate to bar the Purchaser from making any claims pursuant to Clause 8.14.

10.8	Mitigation of Losses

The Purchaser shall procure that all reasonable steps are taken and all reasonable assistance is given to avoid or mitigate any losses which in the absence of mitigation might give rise to a liability in respect of any claim under this Agreement.

10.9	Contingent Liabilities

The Sellers shall not be liable under this Agreement in respect of any liability which is contingent unless and until such contingent liability becomes an actual and definitive liability.

11	Third Party Claims

If a claim is made by a third party (including any claim by any Tax Authority) against the Company, for which, and to the extent that, the Purchaser intends to make a claim against the Sellers for indemnification under this Agreement, then:

11.1.1	no admissions in relation to such third party claim shall be made by or on behalf of the Purchaser or any other member of the Purchaser’s Group and the claim shall not be compromised, disposed of or settled without the written consent of the Sellers;

11.1.2	the Sellers shall be entitled, at their own expense and in their absolute discretion, by notice in writing to the Purchaser, to take such action as they shall deem necessary to avoid, dispute, deny, defend, resist, appeal, compromise or contest such claim or liability in the name of and on behalf of the Purchaser or other member of the Purchaser’s Group concerned;

11.1.3	the Purchaser shall allow, and shall procure that the relevant Group Company allows, the Sellers and their advisers to investigate the matter or circumstance alleged to give rise to a claim; and

11.1.4	the Purchaser shall, and the Purchaser shall procure that any other members of the Purchaser’s Group shall, give all such information and assistance as the Sellers may reasonably request, including instructing such professional or legal advisers as the Sellers may nominate to act on behalf of the Purchaser or other member of the Purchaser’s Group concerned but in accordance with the Sellers’ instructions.

12	Confidentiality

12.1	Announcements

For a 12-month period after the date of this Agreement, the parties shall consult prior to making any announcement relating to the existence or the subject matter of this Agreement. This shall not affect any announcement required by law or any regulatory body or the rules of any recognised stock exchange but the party (or any other company belonging to the same group as a party) with an obligation to make an announcement shall consult with the other party insofar as is reasonably practicable before complying with such an obligation.

12.2	Disclosure

12.2.1	Subject to Clause 12.1, the parties undertake not to disclose or use any confidential information relating to the subject matter of this Agreement, any document referred to herein, the negotiations relating to this Agreement, or any other Confidential Information unless (i) required to do so by law or by any applicable stock exchange regulations; (ii) to the professional advisers of any party on terms that such professional advisers undertake to comply with the provisions of this Clause 12.2 in respect of such disclosure; (iii) the information is or becomes publicly available (other than by breach of this Agreement); or (iv) such disclosure has been consented to by the other party in writing (such consent not to be unreasonably withheld). If a party is required to disclose or use information pursuant to (i) above, that party shall promptly notify the other party of such requirement with a view to providing the other party with the opportunity to contest such disclosure or use or otherwise to agree to the timing and content of such disclosure or use.

12.2.2	The restrictions in Clause 12.2.1 shall not prevent the Purchaser from disclosing after Closing any Confidential Information, except such Confidential Information which regards a Seller or a company affiliated with a Seller.

13	Other Provisions

13.1	Whole Agreement

This Agreement and, subject to the effects of Closing pursuant to Clause 12.2.2 if applicable, the Confidentiality Undertaking entered into, contain the whole agreement between the parties relating to the subject matter of this Agreement at the date hereof to the exclusion of any terms implied by law which may be excluded by contract and supersede any previous written or oral agreement between the parties in relation to the matters dealt with in this Agreement.

13.2	No Assignment

Except as otherwise expressly provided in this Agreement, neither party may without the prior written consent of the other party, assign, grant any security interest over or otherwise transfer the benefit of the whole or any part of this Agreement.

13.3	Variation

No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the parties.

13.4	Costs

The Sellers shall bear all costs incurred by them in connection with the preparation, negotiation and entry into of this Agreement. The Purchaser shall bear all such costs incurred by it in connection with the preparation, negotiation and entry into of this Agreement.

13.5	Notices

13.5.1	Any notice in connection with this Agreement shall be:

(i)	in writing in English;

(ii)	delivered by hand, fax, registered post or by courier using an internationally recognised courier company.

13.5.2	A notice to the Sellers shall be sent to the following address, or such other person or address as the Sellers may notify to the Purchaser from time to time:

Priveq Partners

Box 5295

S-102 46 Stockholm

Visit: Riddargatan 16

Fax: +46 (8) 20 35 66

Attention: The Managing Director

13.5.3	A notice to the Purchaser shall be sent to such party at the following address, or such other person or address as the Purchaser may notify to the Sellers from time to time:

Millipore Corporation

290 Concord Road

Billerica, MA 01821

Fax: +1 978 715 13 82

Attention: General Counsel

With a copy to

Advokatfirman Vinge KB

P.O. Box 1703

111 87 Stockholm, Sweden

Fax: +46 (8) 614 31 90

Attention: Jan Lombach

13.5.4	A notice shall be effective upon receipt and shall be deemed to have been received:

(i)	at the time of delivery, if delivered by hand, registered post or courier; or

(ii)	at the time of transmission in legible form, if delivered by fax.

13.6	Invalidity

13.6.1	If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, such provision or part shall to that extent be deemed not to form part of this Agreement but the legality, validity or enforceability of the remainder of this Agreement shall not be affected.

13.6.2	If any illegal, invalid or unenforceable provision would be legal, valid and enforceable if some part of it were deleted or modified, the provision shall apply with whatever deletion or modification is necessary to give effect to the commercial intention of the parties.

13.7	Governing Law

This Agreement shall be solely governed by and construed in accordance with substantive Swedish law.

13.8	Arbitration

13.8.1	Any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity thereof, shall be finally settled by arbitration in accordance with the Rules of the Arbitration Institute of the Stockholm Chamber of Commerce (the “SCC Institute”). The arbitral tribunal shall be composed of three arbitrators.

13.8.2	The language to be used in the arbitral proceedings shall be English. The place of arbitration shall be Stockholm.

13.8.3	If a request for arbitration comprises only some of the parties to this Agreement, all of the other parties to this Agreement shall be served the request for arbitration by the SCC Institute before the SCC Institute refers the case to the tribunal. Should any party wish to join (Sw. kumulera) any other dispute, controversy or claim arising out of or in connection with this Agreement or intervene (Sw. intervenera) in the proceeding, a request to do so shall be submitted in a request for arbitration within the time period determined by the SCC Institute.

13.8.4

If a party submits a request for joinder or intervention after the time period determined by the SCC Institute, the arbitral tribunal shall decide whether to allow such joinder or intervention. When deciding this, the arbitral tribunal shall take into consideration the point in time at which the request for joinder or intervention was made, the prejudice that may be caused to the other parties if joinder or intervention is allowed as well as other circumstances.

13.8.5	The parties to this Agreement agree that all arbitrators are to be appointed by the SCC Institute and that disputes, after joinder or intervention, shall be handled in a single proceeding.

13.8.6	If joinder or intervention has occurred, the tribunal may decide that one or several disputes shall be handled in separate proceedings. Such a decision can only be made if the parties have been granted the opportunity to state their opinion on this issue and after consultation with the arbitral tribunal.

13.8.7	Any arbitral tribunal established pursuant to this Agreement shall be bound by the award(s) of any previous arbitral tribunal(s) established pursuant to this Agreement.

13.8.8	The parties undertake and agree that all arbitral proceedings conducted with reference to this Clause 13.8 will be kept strictly confidential. This confidentiality undertaking shall cover all information disclosed in the course of such arbitral proceedings, as well as any decision or award that is made or declared during the proceedings. Information covered by this confidentiality undertaking may not, in any form, be disclosed to a third party without the written consent of the other party. This notwithstanding, a party shall not be prevented from disclosing such information in order to safeguard in the best possible way his rights vis-à-vis the other party in connection with the dispute, or if such a right or obligation exists pursuant to statute, regulation, law, a decision by an authority, a stock exchange contract or similar.

In witness whereof this Agreement has been duly executed.

MILLIPORE INTERNATIONAL HOLDING COMPANY B.V.	SKANDIA INVESTMENT KB

/s/ Jeffrey Rudin	/s/ Magnus Hardmeier
Jeffrey Rudin	through Magnus Hardmeier as per power of attorney

QUINDA AB	SANIEL AB

/s/ Sten Johansson	/s/ Sten Johansson
Sten Johansson	through Sten Johansson as per power of attorney

BRUNO FRANÇOIS HOLDING

/s/ Sten Johansson	/s/ Sten Johansson
through Sten Johansson as per power of attorney	Nils Årthun through Sten Johansson as per power of attorney

/s/ Johan Westman
Johan Westman

We accept and agree to Clause 7.2 above.

/s/ Sten Johansson	/s/ Sten Johansson
Bruno François through Sten Johansson as per power of attorney	Nils Årthun through Sten Johansson as per power of attorney

/s/ Johan Westman	/s/ Sten Johansson
Johan Westman	Sten Johansson

/s/ Sten Johansson
Håkan Samuelsson through Sten Johansson as per power of attorney

Schedule 1

Particulars of the Sellers, etc.

Part 1

The Sellers

Shareholder	Capital & Votes	No of Shares
Skandia Investment KB	34.88%	2,400,000
Sten Johansson through Quinda AB	16.75%	1,152,500
Håkan Samuelsson through Saniel AB	16.75%	1,152,500
Nils Årthun	15.35%	1,056,000
Bruno François through Bruno François Holding	4.42%	304,000
Johan Westman	1.96%	135,000*

Total	appr. 90.12%**	6,200,000

*	In addition, Johan Westman also held 500 option rights in the Company. The option rights have been exercised and the new shares are under registration (see below Schedule 7).
**	On a fully diluted basis

Part 2

Particulars of the Subsidiaries

NovaSeptum AB (wholly owned by NovAseptic AB)

Org nr 556534-3521

Rödjans väg 7

SE-449 34 Nödinge

SWEDEN

NovAseptic America Inc. (wholly owned by NovAseptic AB)

Reg No 22-3450556

96 Route 173 West, Suite # 3

NJ 08827, HAMPTON

U.S.A.

NovAsepticFrance S.A.S. (wholly owned by NovAseptic AB)

Reg No 393-472-535

38, rue de la République

F-69 150 Décines-Charpieu

FRANCE

NovAseptic U.K. (wholly owned by NovAseptic AB)

Reg No 3792020

Tapton Park Innovation Centre

Brimington Road

Tapton

Chesterfield

Derbyshire

S41 0TZ

ENGLAND

NovAseptic Benelux B.V. (wholly owned by NovAseptic AB)

Reg No 08106454

Nordstraat 49

NL-4571 GC Axel

HOLLAND

NovAseptic Innovation A/S (wholly owned by NovAseptic AB)

Organisasjonsnummer 983170919

Strondlia 13

NO-4329 Sandnes

NORWAY

Schedule 3

Draft Minority Sellers’ Agreement

[Datum/Dated]

[PART/PARTY]

och

and

[PART/PARTY]

AKTIEÖVERLÅTELSEAVTAL

SHARE PURCHASE AGREEMENT

avseende aktier i

regarding shares in

NovAseptic AB (publ)

Linklaters Advokatbyrå

Regeringsgatan 67

Box 7833

SE-103 98 Stockholm

Telephone (46-8) 665 66 00

Facsimile (46-8) 667 68 83

[The English text is a translation]

Detta Aktieöverlåtelseavtal (“Avtalet”) har denna dag träffats mellan:

This Share Purchase Agreement (the “Agreement”) is made on the date hereof between:

(3)	[•] (“Säljaren”), och

[•] (the “Vendor”); and

(4)	Millipore International Holding Company B.V., Paasheuvelweg 3, 1105 CE Amsterdam-Zuidoost, Nederländerna, (“Köparen”).

Millipore International Holding Company B.V., Paasheuvelweg 3, 1105 CE Amsterdam-Zuidoost, the Netherlands, (the “Purchaser”).

Bakgrund

Whereas:

(D)	Säljaren äger [•] aktier om nominellt 0,10 kronor (“Aktierna”) i NovAseptic AB (publ), ett publikt svenskt aktiebolag med org. nr. 556460-0830, (“Bolaget”).

The Vendor owns [•] shares of a nominal value of SEK 0.10 per share (the “Shares”) in NovAseptic AB (publ), a public limited liability company incorporated under the laws of Sweden with Reg. No. 556460-0830, (the “Company”).

(E)	Den 6 juli 2005, träffades ett aktieöverlåtelseavtal mellan Köparen och huvudaktieägarna i Bolaget, genom vilket Köparen kommer att förvärva över 90 procent av aktierna och rösterna i Bolaget (“Huvudaktieöverlåtelseavtalet”).

On 6 July 2005, the Purchaser and the main shareholders in the Company entered into a share purchase agreement, through which the Purchaser will acquire more than 90 per cent. of the shares and votes in the Company (the “Main SPA”).

(F)	Säljaren har gått med på att sälja Aktierna och Köparen har gått med på att förvärva Aktierna för köpeskillingen och på villkor som framgår av detta avtal.

The Vendor has agreed to sell the Shares and the Purchaser has agreed to purchase the Shares for the consideration and upon the terms set out in this Agreement.

Följande har överenskommits:

It is agreed as follows:

1	Köp och försäljning av Aktierna
Sale and Purchase of the Shares

Säljaren överlåter härmed Aktierna till Köparen och Köparen köper härmed Aktierna från Säljaren fria från belastningar och med samtliga tillhörande rättigheter.

The Vendor hereby sells the Shares to the Purchaser and the Purchaser hereby purchases the Shares from the Vendor free from any encumbrances whatsoever and together with all rights attaching thereto.

2	Köpeskilling
Consideration

Köpeskillingen för Aktierna skall vara [•] kronor (“Köpeskillingen”) motsvarande ett pris per aktie av 104,65 kronor.

The consideration for the Shares shall be SEK [•] (the “Consideration”) which corresponds to a price per share of SEK 104.65.

3	Villkor

Condition

Parternas skyldighet att överlåta och tillträda Aktierna enligt detta Avtal är beroende av att överlåtelse och tillträde av aktier enligt Huvudaktieöverlåtelseavtalet har skett (“Huvudtillträdet”). Om detta villkor inte är uppfyllt eller har eftergivits av parterna senast den 30 november 2005, upphör detta Avtal att gälla och ingendera parten skall ha något anspråk mot den andra parten i anledning av detta Avtal.

The obligation to sell and purchase the Shares in accordance with this Agreement is conditional upon closing of the Main SPA having occurred (the “ Main Closing”). If this condition is not satisfied or waived by the parties on or before 30 November 2005, this Agreement shall lapse and no party shall have any claim against any other under it.

4	Tillträde

Closing

4.1	Förutsatt att villkoret i punkt 3 har uppfyllts, skall tillträde av Aktierna i enlighet med punkt 1 (“Tillträde”) äga rum i direkt anslutning till Huvudtillträdet eller så snart som möjligt därefter (“Tillträdesdagen”). Köparen skall underrätta Säljaren om tid och datum för Tillträde senast fem arbetsdagar före Tillträdesdagen. Tillträde skall ske i Nödinge.

Subject to Clause 3, the completion of the sale and purchase of the Shares pursuant to Clause 1 (“Closing”) shall take place in immediate conjunction with the Main Closing or as soon as possible thereafter (the “Closing Date”). The Purchaser shall notify the Vendor of the time and date of the Closing not later than five business days prior to the Closing Date. Closing shall take place in Nödinge.

4.2	Säljaren skall på Tillträdesdagen tillse att dess kontoförande institut bekräftar att det mottagit oåterkalleliga instruktioner från Säljaren att, samtidigt som (och villkorat av) Köparens överföring av Köpeskillingen enligt punkt 4.3 nedan, överföra alla Aktier till sådant VP-konto eller depositionskonto som Köparen skriftligen skall ha angett senast tre arbetsdagar före Tillträdesdagen.

On the Closing Date, the Vendor shall ensure that its account operator confirms that it have received irrevocable instructions from the Vendor to transfer all of the Shares to such VP account or securities deposit account as the Purchaser shall designate in writing not later than three business days prior to the Closing Date simultaneously with (and subject to) the transfer by the Purchaser of the Consideration in accordance with Clause 4.3 below.

4.3	Köparen skall på Tillträdesdagen, efter bekräftelse från kontoförande institut i enlighet med punkt 4.2, erlägga Köpeskillingen till Säljaren. Köpeskillingen skall betalas genom överföring av omedelbart tillgängligt kapital till [konto] i [bank] tillhörande [•] som erhållit fullmakt att för Säljarens räkning uppbära Köpeskillingen.

On the Closing Date and upon the account operator’s confirmation as referred to in Clause 4.2, the Purchaser shall pay to the Vendor the Consideration. The Consideration shall be paid by transfer of immediately available funds to [account] in [bank] belonging to [•] who have been given a power of attorney to receive the Consideration on behalf of the Seller.

Detta Avtal har upprättats i två exemplar, varav parterna tagit var sitt.

This Agreement has been executed in two copies of which the parties have taken one each.

[Plats och datum/Place and date]

[SÄLJARE/VENDOR]

[Plats och datum/Place and date]

MILLIPORE INTERNATIONAL HOLDING COMPANY B.V.

Schedule 5

Relevant Competition Authorities

Country	Authority
Germany	Bundeskartellamt (Federal Cartel Office)

Schedule 6

Sellers’ Knowledge

Bruno François, 1191 Chemin de Blazin, 30 000 Nimes, FRANCE

Magnus Hardmeier, Slåttergränd 37, 183 57 Täby, SWEDEN

Anna-Karin Jernberg, Hägerstensvägen 7, 421 67 Västra Frölunda, SWEDEN

Sten Johansson, Smedlyckan 18, 425 43 Hisings Kärra, SWEDEN

Håkan Samuelsson, Stigen 29, 439 92 Onsala, SWEDEN

Patrik Sundh, Spinspövägen 11, 423 41 Torslanda, SWEDEN

Johan Westman, Lesikavägen 31, 427 40 Billdal, SWEDEN

Nils Årthun, Strondlia 13, NO-4329 Sandnes, NORWAY